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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant    [X]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or 14a-12

                               ATRION CORPORATION
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                (Name of Registrant as Specified in Its Charter)


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(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of filing fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a(6)(i) and 0-11.
       (1)   Title of each class of securities to which transaction applies:
       (2)   Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and how it was determined):
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[ ]    Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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                           (ATRION CORPORATION LOGO)

                                  May 17, 1999

Dear Stockholder:

     The Company and The Atrion Stockholder Committee have reached an agreement resulting in termination of the proxy contest in connection with the Company's 1999 Annual Meeting of Stockholders. We are enclosing a copy of the press release that was issued today announcing the terms of the settlement.

     We believe that this settlement is in the Company's best interests for a number of reasons. First and foremost, with this settlement we will be able to avoid the distraction and disruption that continuation of the proxy contest would cause to the Company and its employees, customers and suppliers. Second, the Company will save the funds that would have been spent for proxy solicitation over the next four weeks and for the engagement of outside inspectors of election. The Committee is absorbing its own proxy contest expenses. The purchase of shares owned by members of the Committee is consistent with the Company's tender offer that closed on April 23, 1999 under which the Company purchased 301,524 shares at $10 per share. That tender offer was under subscribed by 98,476 shares. With the proxy contest behind us, we can now return to devoting all our energies to the important business which lies before us.

     As our proxy materials indicate, the 1999 Annual Meeting is being held on June 14, 1999 in St. Petersburg, Florida. We invite you to join us at the meeting, and we appreciate your continued support.

                                          Sincerely yours,
                                          /s/Emile A. Battat
                                          Emile A. Battat
                                          Chairman and President
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ATRION CORPORATION

One Allentown Parkway
Allen, TX 75002

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE

            ATRION CORPORATION AND THE ATRION STOCKHOLDER COMMITTEE
                              ANNOUNCE SETTLEMENT

ALLEN, Texas (May 17, 1999) -- Atrion Corporation (Nasdaq/NM-ATRI) and The Atrion Stockholder Committee announced today that the Committee is terminating its solicitation of proxies in connection with the Company's 1999 annual meeting of stockholders. Under a settlement between the Company and the Committee, for a three-year period the Committee and its members will not nominate persons for election as directors, solicit proxies or seek a change of control of Atrion. Additionally, Atrion will purchase 50,400 shares of Atrion common stock from members of the Committee for a purchase price of $10.00 per share, the same price at which the Company purchased approximately 301,000 shares of its stock in its under-subscribed tender offer that expired on April 23, 1999. In conjunction with the settlement, the Committee has had an opportunity to express its views on maximization of shareholder value.

Contact:  Jeffery Strickland
          Vice President and Chief Financial Officer
          (972) 390-9800